EXHIBIT 99.1

CONTACTS:
Shmuel Arvatz                               Howard Kalt
Chief Financial Officer                     Kalt Rosen & Co.
+972-3-7659467                              (415) 397-2686
Shmuel.Arvatz@clicksoftware.com             Kalt@KRC-IR.com

CLICKSOFTWARE ESTIMATES REVENUES OF APPROXIMATELY $6 MILLION FOR THE FIRST QUARTER OF 2005 AND REPORTS STRONG BOOKING AND CASH INCREASE

BURLINGTON, MA, APRIL 7, 2005 - ClickSoftware Technologies, Ltd., (NasdaqSC:
CKSW), the leading provider of workforce and service optimization solutions, today announced preliminary results for the first quarter of 2005. The Company expects revenues to be approximately $6 million. Based on preliminary estimates of operating costs, net loss for the first quarter will be between $600,000 to $700,000, or between $0.02 to $0.03 per share.

The revenues recognized this quarter include only a small fraction of a multi-million dollar contract signed with Anglian Water. The remaining revenues from this transaction are expected to be recognized over the next several quarters. Overall, the company said it is experiencing robust activities worldwide, and that it is not changing its prior guidance of $27.3 million to $29.6 million in revenues for the full year. This assessment is based on the existing backlog and several large prospective sales that the company believes it has a good chance of closing.

The company indicated expenses were increasing modestly as additional people are being hired to handle new business being booked but not yet recognized as revenues.

Cash and cash-equivalents and short and long-term investments increased by about $1.5 million to approximately $13.5 million as of the end of the first quarter, compared with $12.0 million at the end of the fourth quarter of 2004. Deferred revenues at the end of the quarter amounted to approximately $5 million, up from $3.0 million.

These preliminary results are based on ClickSoftware's initial analysis of operating results and are subject to change as additional financial information becomes available. ClickSoftware will report final results for the quarter, including an updated earnings outlook, toward the end of April. A news release announcing dial-in and webcasting details for the conference call will be issued in advance.


ABOUT CLICKSOFTWARE

ClickSoftware is the leading provider of workforce and service optimization solutions that maximize workforce productivity and customer satisfaction while minimizing operations costs. ClickSoftware's ServiceOptimization Suite provides an integrated, intelligent solution for automatic, efficient, and effective decisions over the entire service decision-making chain. It includes reliable customer demand and workload forecasting, strategic and tactical capacity planning, daily service scheduling, troubleshooting and repair support, mobile workforce management, and business analytics, connecting all organizational levels and functions.

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The company has offices in Tel Aviv, Israel, Burlington, MA, Europe, and Asia
Pacific. For more information about ClickSoftware, call (781) 272-5903 or (888) 438-3308 or visit http://www.clicksoftware.com.


This press release contains express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, those regarding preliminary results of operations for the first quarter of 2005 and expectations regarding future closing of contracts and recognition of revenue of Clicksoftware or any of its subsidiaries. Such "forward-looking statements" involve known and unknown risks, uncertainties and other factors, which may cause actual results or performance to be materially different from those projected. ClickSoftware's achievement of these results may be affected by many factors, including among others, the following risks: the risks that ClickSoftware's financial results for the first quarter of 2005 may be different from preliminary results as additional financial information becomes available; that results for the first quarter of 2005 may vary depending on the final determination of revenue, cost of revenue, operating expenses and cash balances; that results for the first quarter of 2005 may differ from preliminary results based on the review of ClickSoftware's independent accountants and the audit committee; that ClickSoftware may fail to expand its relationships with third parties that provide implementation and professional services to its clients; the impact of competitive pricing and competitive products; risks relating to product development, and other risks associated with ClickSoftware's business. For additional information regarding risks relating to ClickSoftware's business, see ClickSoftware's filings with the Securities and Exchange Commission including ClickSoftware's annual report on Form 10-K for the year ended December 31, 2004, and subsequent filings with the Securities and Exchange Commission. ClickSoftware does not undertake to (and expressly disclaims any such obligation to) update any forward-looking statements.